EXHIBIT 5

Faegre Baker Daniels LLP 600 East 96th Street ▼ Suite 600 Indianapolis ▼ Indiana 46240-3789 Phone +1 317 569 9600 Fax +1 317 569 4800

December 24, 2012

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed by WellPoint, Inc., an Indiana corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), registering a total of 885,295 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that will be issuable pursuant to unvested awards under the AMERIGROUP Corporation 2009 Equity Incentive Plan, as amended (the “Plan”) that have been converted into Converted Options or Converted Other Stock Awards as provided in the Agreement and Plan of Merger, dated as of July 9, 2012, by and among the Company, WellPoint Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company, and AMERIGROUP Corporation, a Delaware corporation.

For purposes of this opinion letter, we have examined the Registration Statement, the Articles of Incorporation, as currently in effect, and By-Laws, as currently in effect, of the Company. We have also examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the Plan and the respective award agreement and, in the case of Shares to be issued upon the exercise of Converted Stock Options, the exercise price therefor paid as described in the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours very truly,

FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship

Janelle Blankenship

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